Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
(210) 829-9138
dblythe@harte-hanks.com
May 17, 2005

HARTE-HANKS ANNOUNCES RETIREMENT OF DR. PETER T. FLAWN FROM BOARD; DECLARES REGULAR QUARTERLY DIVIDEND

Dr. Peter T. Flawn Retires from Board of Directors

SAN ANTONIO, TX – May 17, 2005 – Harte-Hanks, Inc. (NYSE:HHS) announced that Dr. Peter T. Flawn has retired from the company’s Board of Directors, effective today. Flawn joined the Board in 1985 and is President Emeritus of the University of Texas at Austin.

“Dr. Flawn has provided invaluable and steadfast dedication to the shareholders of Harte-Hanks for the past 20 years,” said Larry Franklin, Harte-Hanks’ Chairman. “He’s made tremendous contributions throughout his service on our Board. He definitely will be missed. The company and its shareholders owe him a debt of gratitude, and I personally thank him for the valuable guidance he’s provided to our company.”

Richard Hochhauser, CEO of Harte-Hanks, added “Dr. Flawn has provided extremely valuable leadership and guidance on the Board, including as chair of the Audit Committee. His service has benefited our Board, our employees and our shareholders.”

Board Declares Regular Quarterly Dividend

The Board of Directors also declared a regular quarterly dividend of 5.0 cents per share payable June 15, 2005 to shareholders of record on June 1, 2005.

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database – Access the data – Analyze the data – Apply the knowledge – Execute the programs. Expert at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1000 separate editions with circulation of 12 million in California and Florida each week. Visit the Harte-Hanks Web site at http://harte-hanks.com or call (800) 456-9748.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

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